Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204365, 333-177176, 333-19103, 333-19099, 333-96881, 333-134134, 333-158991, 333-161253 and 333-181391 on Forms S-8 and Registration Statement No. 333-162021 on Form S-3 of our reports dated November 25, 2015, relating to the financial statements of Cabot Corporation, and the effectiveness of Cabot Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabot Corporation for the year ended September 30, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 25, 2015